Exhibit 99.1

TopBuild Welcomes Ernesto Bautista, III

to its Board of Directors

DAYTONA BEACH, FL – September 13, 2021 — TopBuild Corp. (NYSE:BLD), the leading purchaser, installer and distributor of insulation products to the U.S. construction industry, has appointed Ernesto Bautista, III, Chief Financial officer of BJ Energy Solutions LLC, an oil and gas service company, to the Company’s board of directors, which is now comprised of eight members.

Alec Covington, Chairman of the Board of TopBuild, said, “We are excited to add Ernesto to our Board of Directors.  He brings extensive business experience, having served as the chief financial officer for multiple publicly traded companies for over 15 years.  His strong financial expertise will complement and further enhance the skills and perspectives represented on our Board.”

Robert Buck, President and Chief Executive Officer of TopBuild, noted, “The TopBuild senior leadership team is looking forward to working with Ernesto during this time of growth at our Company.  His extensive corporate strategy and financial management and analysis background will serve our Company well.”

Prior to joining BJ Energy Solutions this year, Bautista served as Vice President, Chief Financial Officer and Treasurer of CARBO Ceramics Inc. (NYSE:CRR) from 2009 to 2020.  In addition, Bautista served in several senior management roles at W-H Energy Services, Inc. (NYSE:WHQ), ultimately serving as Vice President and Chief Financial Officer prior to the Company’s sale to Smith International Inc.

Bautista is a Certified Public Accountant (Texas) and holds Bachelor’s and Master’s degrees from Rice University.

About TopBuild

TopBuild Corp., a Fortune 1000 Company headquartered in Daytona Beach, Florida, is a leading installer and distributor of insulation and building material products to the U.S. construction industry. We provide insulation and building material services nationwide through TruTeam®, which has approximately 235 branches, and through Service Partners® which distributes insulation and building material products from approximately 75 branches. We leverage our national footprint to gain economies of scale while capitalizing on our local market presence to forge strong relationships with our customers.  To learn more about TopBuild please visit our website at www.topbuild.com.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com

386-763-8801